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                                   EXHIBIT 1








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                         REVOLVING CREDIT LOAN AGREEMENT

                          DATED AS OF OCTOBER ___, 1995

                                     BETWEEN

                               MARSHALL INDUSTRIES

                                       AND

                   FIRST UNION NATIONAL BANK OF NORTH CAROLINA

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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ARTICLE I

                   DEFINITIONS..............................................   5
     SECTION 1.1.  DEFINITIONS..............................................   5
     SECTION 1.2.  GENERAL..................................................  18
     SECTION 1.3.  OTHER DEFINITIONS AND PROVISIONS.........................  19

ARTICLE II

                   REVOLVING CREDIT LOAN FACILITY...........................  19
     SECTION 2.1.  REVOLVING CREDIT LOANS...................................  19
     SECTION 2.2.  PROCEDURE FOR ADVANCES OF LOANS..........................  19
     SECTION 2.3.  REPAYMENT OF LOANS.......................................  20
     SECTION 2.4.  REVOLVING CREDIT NOTES...................................  20
     SECTION 2.5.  PERMANENT REDUCTION OF THE AGGREGATE COMMITMENT..........  21
     SECTION 2.6.  TERMINATION OF CREDIT FACILITY...........................  21
     SECTION 2.7.  USE OF PROCEEDS..........................................  21

ARTICLE III

                   ACCEPTANCE FACILITY......................................  22
     SECTION 3.1.  AVAILABILITY.............................................  22
     SECTION 3.2.  ACCEPTANCE PROCEDURES....................................  22
     SECTION 3.3.  ELIGIBLE ACCEPTANCES.....................................  22
     SECTION 3.4.  LIMITATION OF LIABILITY OF THE LENDER....................  23
     SECTION 3.5.  CHANGED CIRCUMSTANCES....................................  23
     SECTION 3.6.  DISCOUNT AND COMMISSIONS.................................  24

ARTICLE IV

                   LETTER OF CREDIT FACILITY................................  24
     SECTION 4.1.  LETTER OF CREDIT COMMITMENT..............................  24
     SECTION 4.2.  LETTER OF CREDIT AGREEMENT...............................  25
     SECTION 4.3.  PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT..............  25
     SECTION 4.4.  ISSUANCE FEES............................................  26
     SECTION 4.5.  AMENDMENT OF LETTERS OF CREDIT...........................  26
     SECTION 4.6.  REIMBURSEMENT OBLIGATION OF THE BORROWER.................  26
     SECTION 4.7.  OBLIGATIONS ABSOLUTE.....................................  27
     SECTION 4.8.  EFFECT OF APPLICATION....................................  27

ARTICLE V

                   GENERAL LOAN PROVISIONS..................................  28
     SECTION 5.1.  INTEREST.................................................  28

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     SECTION 5.2.  NOTICE AND MANNER OF CONVERSION OR CONTINUATION
                   OF LOANS.................................................  30
     SECTION 5.3.  COMMITMENT FEE AND FACILITY FEE..........................  31
     SECTION 5.4.  MANNER OF PAYMENT........................................  31
     SECTION 5.5.  CREDITING OF PAYMENTS AND PROCEEDS.......................  32
     SECTION 5.6.  CHANGED CIRCUMSTANCES....................................  32
     SECTION 5.7.  INDEMNITY................................................  34
     SECTION 5.8.  CAPITAL REQUIREMENTS.....................................  34
     SECTION 5.9.  TAXES....................................................  35

ARTICLE VI

                   CLOSING; CONDITIONS OF CLOSING AND BORROWING.............  36
     SECTION 6.1.  CLOSING..................................................  36
     SECTION 6.2.  CONDITIONS OF LOAN.......................................  36
     SECTION 6.3.  CONDITIONS TO ALL LOANS, LETTERS OF CREDIT
                   AND ACCEPTANCES..........................................  39
     SECTION 6.4.  WAIVER OF CONDITIONS PRECEDENT...........................  40

ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF BORROWER...............  40
     SECTION 7.1.  REPRESENTATIONS AND WARRANTIES...........................  40
     SECTION 7.2.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. ........  46

ARTICLE VIII

                   FINANCIAL INFORMATION AND NOTICES........................  47
     SECTION 8.1.  FINANCIAL STATEMENTS.....................................  47
     SECTION 8.2.  OFFICER'S CERTIFICATE....................................  48
     SECTION 8.3.  OTHER REPORTS............................................  48
     SECTION 8.4.  NOTICE OF LITIGATION AND OTHER MATTERS...................  48
     SECTION 8.5.  ACCURACY OF INFORMATION..................................  48

ARTICLE IX

                   AFFIRMATIVE COVENANTS....................................  50
     SECTION 9.1.  PRESERVATION OF CORPORATE EXISTENCE AND RELATED MATTERS..  50
     SECTION 9.2.  MAINTENANCE OF PROPERTY..................................  50
     SECTION 9.3.  INSURANCE................................................  51
     SECTION 9.4.  ACCOUNTING METHODS AND FINANCIAL RECORDS; VISITS.........  51
     SECTION 9.5.  PAYMENT AND PERFORMANCE OF OBLIGATIONS...................  51
     SECTION 9.6.  COMPLIANCE WITH LAWS AND APPROVALS.......................  51
     SECTION 9.7.  ENVIRONMENTAL MANAGEMENT.................................  51
     SECTION 9.8.  COMPLIANCE WITH ERISA....................................  52
     SECTION 9.9.  COMPLIANCE WITH AGREEMENTS...............................  52
     SECTION 9.10.  CONDUCT OF BUSINESS.....................................  52
     SECTION 9.11.  VISITS AND INSPECTIONS..................................  52
     SECTION 9.12.  FURTHER ASSURANCES......................................  52

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ARTICLE X

                    NEGATIVE COVENANTS......................................  52
     SECTION 10.1.  FINANCIAL COVENANTS.....................................  52
     SECTION 10.2.  LIMITATIONS ON DEBT.....................................  53
     SECTION 10.3.  LIMITATIONS ON GUARANTEES...............................  53
     SECTION 10.4.  LIMITATIONS ON LIENS....................................  54
     SECTION 10.5.  LIMITATIONS ON LOANS, ADVANCES AND INVESTMENTS..........  54
     SECTION 10.6.  RESTRICTIONS ON MERGER, SALE OF ASSETS, ETC. ...........  54
     SECTION 10.7.  RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS.............  55
     SECTION 10.8.  TRANSACTIONS WITH AFFILIATES............................  55
     SECTION 10.9.  REGULATIONS G, T AND U..................................  56
     SECTION 10.10.  LEASE OBLIGATIONS......................................  56
     SECTION 10.11.  ACCOUNTING CHANGES.....................................  56
     SECTION 10.12.  COMPLIANCE WITH ERISA..................................  56

ARTICLE XI

                    DEFAULT.................................................  57
     SECTION 11.1.  EVENTS OF DEFAULT.......................................  57
     SECTION 11.2.  REMEDIES................................................  60
     SECTION 11.3.  RIGHTS AND REMEDIES CUMULATIVE; NON-WAIVER; ETC. .......  61

ARTICLE XII

                    MISCELLANEOUS...........................................  61
     SECTION 12.1.  NOTICES.................................................  61
     SECTION 12.2.  EXPENSES................................................  62
     SECTION 12.3.  STAMP AND OTHER TAXES...................................  63
     SECTION 12.4.  SET-OFF.................................................  63
     SECTION 12.5.  GOVERNING LAW...........................................  63
     SECTION 12.6.  CONSENT TO JURISDICTION.................................  63
     SECTION 12.7.  WAIVER OF JURY TRIAL....................................  64
     SECTION 12.8.  REVERSAL OF PAYMENTS....................................  64
     SECTION 12.9.  INJUNCTIVE RELIEF.......................................  64
     SECTION 12.10.  ACCOUNTING MATTERS.....................................  64
     SECTION 12.11.  ASSIGNMENT.............................................  65
     SECTION 12.12.  AMENDMENTS, WAIVERS AND CONSENTS.......................  65
     SECTION 12.13.  PERFORMANCE OF BORROWER'S DUTIES.......................  65
     SECTION 12.14.  INDEMNIFICATION........................................  65
     SECTION 12.15.  ALL POWERS COUPLED WITH INTEREST.......................  65
     SECTION 12.16.  SURVIVAL OF INDEMNITIES................................  66
     SECTION 12.17.  TITLES AND CAPTIONS....................................  66
     SECTION 12.18.  SEVERABILITY OF PROVISIONS.............................  66
     SECTION 12.19.  COUNTERPARTS...........................................  66
     SECTION 12.20.  TERM OF AGREEMENT......................................  66
     SECTION 12.21.  INCONSISTENCIES WITH OTHER DOCUMENTS...................  66

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                         REVOLVING CREDIT LOAN AGREEMENT


     THIS REVOLVING CREDIT LOAN AGREEMENT dated as of the ____ of October, 1995 by and among MARSHALL INDUSTRIES, a California corporation (the "Borrower") and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association (the "Lender").

                              STATEMENT OF PURPOSE

     The Borrower has requested and the Lender has agreed to extend a certain revolving credit loan facility and other credit accommodations to and for the benefit of the Borrower on the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1. DEFINITIONS. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "ACCEPTANCE AGREEMENT" means a document or agreement in form and substance satisfactory to the Lender pursuant to which the Borrower is obligated to the Lender, in connection with, any Acceptances.

     "ACCEPTANCE DATE" shall have the meaning specified in Section 3.2.

     "ACCEPTANCE FACILITY OBLIGATIONS" means any and all Obligations arising under any Acceptance Agreement or otherwise in connection with any Acceptance.

     "ACCEPTANCE RATE" means, at any time, the Lender's "all-in-rate" for acceptances in effect on the dates of acceptance and discount.

     "ACCEPTANCES" shall have the meaning specified in Section 3.2.

     "AFFILIATE" means, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means (a) the power to vote twenty percent (20%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the

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direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "AGGREGATE COMMITMENT" means the aggregate amount of the Lender's Commitments hereunder, as such amount may be reduced at any time or from time to time pursuant to Section 2.5. On the Closing Date, the Aggregate Commitment shall be Twenty-Five Million Dollars ($25,000,000).

     "AGREEMENT" means this Revolving Credit Loan Agreement, as amended, supplemented or modified from time to time.

     "APPLICABLE LAW" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "APPLICABLE MARGIN" shall have the meaning assigned thereto in Section 5.1(c).

     "APPLICATION" means an application, in the form specified by the Lender from time to time, requesting the Lender to issue a Letter of Credit.

     "BASE RATE" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate as determined by the Lender PLUS 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     "BASE RATE LOAN" means any Loan bearing interest at a rate determined with reference to the Base Rate as provided in Section 2.8 hereof.

     "BORROWER" means Marshall Industries, a California corporation, and its permitted successors and assigns.

     "BUSINESS DAY" means (a) for all purposes other than as set forth in clause
(b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

     "CAPITAL EXPENDITURES" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be

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capitalized under GAAP on a consolidated balance sheet of such Person and its
Subsidiaries. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

     "CAPITAL LEASE" means any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of the Borrower.

     "CAPITAL LEASE OBLIGATION" means, with respect to any Capital Lease, the amount of the obligation of the Borrower thereunder that would, in accordance with GAAP, appear on a balance sheet as a liability in respect of such Capital Lease.

     "CASH EQUIVALENTS" means

     (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than six (6) months from the date of acquisition;

     (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers' acceptances having in each case a tenor of not more than six (6) months, issued by the Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than One Hundred Million dollars ($100,000,000) whose short term securities are rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. and whose long-term securities are rated at least "A" by Standard & Poor's Corporation or by Moody's Investors Service, Inc. (such bank, an "ELIGIBLE BANK");

     (c) commercial paper, of an issuer whose long-term securities are rated at least "A" by Standard & Poor's Corporation or by Moody's Investors Service, Inc., that is rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. and having a tenor of not more than six (6) months.

     "CD ASSESSMENT RATE" means, for any day, the actual, if known, or the estimated, if the actual rate is not known, assessment rate percentage (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Lender to be payable on such day to the FDIC, excluding any refund, for insuring the liability of the Lender for time deposits.

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     "CD BASE RATE" means the rate per annum for national secondary market certificates of deposit on the first day of the applicable Interest Period as quoted by the Lender and confirmed in Federal Reserve Board Statistical Release
H.15 (519) or any successor or substitute publication selected by the Lender for a maturity equal to the Interest Period selected. If, for any reason, such rate is not available, then "CD Base Rate" shall mean the rate per annum at which, in the opinion of the Lender, the Lender can obtain funds in the national certificate of deposit market in the amount of $5,000,000 at approximately 9:00 a.m. (Charlotte time), on the first day of an Interest Period for a maturity equal to the Interest Period Selected.

     "CD-BASED RATE" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Lender pursuant to the following formula:

     CD-Based Rate =  CD BASE RATE + CD ASSESSMENT RATE
                      ---------------------------------
                        1.00 - CD Reserve Percentage

     "CD RATE LOAN" means any Loan bearing interest at a rate based upon the CD-Based Rate as provided in Section 4.1(a).

     "CD RESERVE PERCENTAGE" means, for any day, the percentage (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City in respect of new non-personal time deposits in New York City having a maturity comparable to the Interest Period selected and in an amount of $100,000 or more.

     "CHANGE IN CONTROL" shall have the meaning assigned thereto in Section 11.1(i).

     "CLOSING DATE" means the date of this Agreement or such later date on which the Lender shall have determined that all conditions precedent set forth in
Article VI of this Agreement have been satisfied in full or waived.

     "CODE" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "COMMITMENT" means the obligation of the Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder and to finance Acceptances for the account of the Borrower hereunder in an aggregate amount at any time outstanding not to exceed the Aggregate Commitment, as the

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same may be reduced or modified at any time or from time to time pursuant to
Section 2.5.

     "CONSOLIDATED" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "CONTINGENT OBLIGATIONS" means, as to any Person, (a) any Guarantee of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person, (i) in respect of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iii) in respect of any Hedging Agreement that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall, relating to any Guarantee, be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iii) of this definition, be marked to market on a current basis.

     "CURRENT LIABILITIES" means, with respect to the Borrower and its Subsidiaries at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a Consolidated balance sheet of the Borrower and its Subsidiaries as at such date, but in any event including the amount of (a) all Debt of any such Person payable on demand or, at the option of the Person to whom such Debt is owed, not more than twelve months after such date, (b) any payments in respect of any Debt of any such Person (whether installment, serial maturity or sinking fund payments or otherwise) required to be made not more than twelve months after such date, and (c) all reserves in respect of liabilities or Debt payable on demand or, at the option of the Person to whom such Debt is owed, not more than twelve months after such date, the validity of which is contested at such date.

     "DEBT" means all liabilities, obligations and indebtedness at any date of the Borrower and its Subsidiaries of any and every kind and nature, whether now or hereafter owing or arising and whether primary, secondary, direct, contingent, fixed or otherwise and whether matured or unmatured, including without limitation: (a) all obligations for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar

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instruments on which interest charges are customarily paid; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of the Borrower and its Subsidiaries; (c) all Capital Lease Obligations; (d) all obligations to pay the deferred purchase price of property or services, and all indebtedness secured by a Lien on property owned by the Borrower and its Subsidiaries whether or not such indebtedness shall have been assumed by the Borrower and its Subsidiaries or is limited in recourse; (e) all obligations arising under consulting and non-compete agreements entered into by any Person with, or for the benefit of, the Borrower and its Subsidiaries; (f) all liabilities, obligations and indebtedness to trade creditors; (g) all Contingent Obligations of the Borrower and its Subsidiaries; and (h) all net obligations under any interest rate cap, collar, swap or other similar interest rate hedging arrangements.

     "DEFAULT" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "DOLLARS" and "$" means dollars in lawful currency of the United States of America.

     "DRAFT" shall have the meaning specified in Section 3.2.

     "ELIGIBLE BANK" has the meaning specified in the definition of the term "Cash Equivalents".

     "EMPLOYEE BENEFIT PLAN" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "ENVIRONMENTAL LAWS" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 331 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C.
Section  300, et. seq.), the Environmental Protection Agency's regulations

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relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the
Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.), and the rules and regulations thereunder, each as amended, modified or supplemented from time to time.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, modified or supplemented from time to time.

     "ERISA AFFILIATE" means any Person, who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

     "EVENT OF DEFAULT" means any of the events specified in Section 11.1; PROVIDED, that any requirement for passage of time, giving of notice or any other condition has been satisfied.

     "EXTENSIONS OF CREDIT" means any advance, extension of credit, or other financial accommodation extended by the Lender to or for the benefit of the Borrower or any of its Subsidiaries at any time pursuant to this Agreement, including any and all Loans, Letters of Credit, and Acceptances from time to time outstanding.

     "FACILITY AMOUNT" means Twenty-five Million Dollars
($25,000,000).

     "FEDERAL FUNDS RATE" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published at 11:00 a.m. (Charlotte time) for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

     "FISCAL YEAR" means the fiscal year of the Borrower ending on May 31.

     "FRANCS" and "L" means francs in lawful currency of the Republic of France.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

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     "GOVERNMENTAL APPROVALS" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "GOVERNMENTAL AUTHORITY" means any nation, province, state or other political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "GUARANTEE" means, without duplication, any obligation, contingent or otherwise, of the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries has directly or indirectly guaranteed any indebtedness, liability or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of the Borrower or any of its Subsidiaries (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness, liability or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such indebtedness, liability or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "HAZARDOUS MATERIALS" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority,
(c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (e) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or
(f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     "HEDGING AGREEMENT" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming

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letter executed pursuant to such hedging agreement, all as amended or modified.

     "INTEREST PERIOD" shall have the meaning assigned thereto in Section
5.1(b).

     "LENDER" means First Union National Bank of North Carolina, a national banking association organized under the laws of the United States, its successors and assigns.

     "LETTER OF CREDIT AGREEMENT" means any letter of credit application and agreement, reimbursement agreement, or similar document or agreement, in form and substance satisfactory to the Lender, executed by the Borrower in connection with the issuance of any Letter of Credit.

     "LETTER OF CREDIT" means any Trade Letter of Credit or any Standby Letter of Credit issued by the Lender for the account of the Borrower pursuant to
Section 4.03.

     "LETTER OF CREDIT OBLIGATIONS" means any Obligations arising out of any Letter of Credit Agreement, Application, or otherwise arising pursuant to any Letter of Credit.

     "LIBOR RATE" means (a) LIBOR DIVIDED BY (b) one (1) MINUS the Reserve Percentage. For purposes of this definition: "LIBOR" means that rate per annum at which, in the opinion of the Lender, U.S. Dollars in the amount equal to the applicable Principal Component are being offered to leading banks at approximately 11:00 a.m. London time two Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the applicable Interest Period; and "Reserve Percentage" means the daily arithmetic reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on eurocurrency liabilities (as defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject only to any changes in such reserve requirement becoming effective during the Interest Period. For purposes of calculating the Reserve Percentage, the reserve requirement shall be as set forth in Regulation D without benefit of credit for prorations, exemptions or offsets under Regulation D, and further without regard to whether or not the Lender elects to actually fund any Loan or portion thereof with eurocurrency liabilities.

     "LIBOR RATE LOAN" means any Loan bearing interest at a rate determined with reference to the LIBOR Rate as provided in Section 2.6 hereof.

     "LIEN" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.


     "LOAN" means any revolving credit loan made or to be made to the Borrower pursuant to Section 2.1, and all such Loans collectively as the context requires.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Applications, the Acceptance Agreements, any Hedging Agreement executed by the Lender, and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement, all as amended, modified or supplemented from time to time.

     "MATERIAL ADVERSE EFFECT" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on any of (a) the properties, business, prospects, operations or condition (financial or otherwise) of such Persons taken as a whole; (b) the ability of any such Person to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party; or (c) the legality, validity, binding effect, or enforceability of any Loan Document.

     "MATERIAL CONTRACT" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability to any such Person in an amount in excess of $2,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect; PROVIDED that Material Contract shall not include (i) any contract or agreement terminable by the Borrower or any of its Subsidiaries in accordance with its terms upon notice of thirty (30) days or less without liability for further payment other than a nominal penalty or (ii) any purchase contract or purchase order entered into by the Borrower for the purchase of electronic components and tools for resale in the ordinary course of the Borrower's business.

     "MAXIMUM RATE" shall have the meaning assigned thereto in Section 5.1(f).

     "MOODY'S" means Moody's Investors Service, Inc. or any successor rating agency thereof.

     "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six (6) years.

     "NET INCOME" means, for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; PROVIDED, that there shall be excluded from net income any gain or credit of an extraordinary nature.

     "NET LOSS" means, in the event that Net Income is less than $0.00, the (positive) amount by which Net Income is less than $0.00.

     "NOTES" means the separate Revolving Credit Notes made by the Borrower payable to the order of the Lender, substantially in the form of EXHIBIT A hereto, evidencing the Revolving Credit Loan Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

     "OBLIGATIONS" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the Letter of Credit Obligations, (c) the Acceptance Obligations, (d) all payment and other obligations owing by the Borrower to the Lender under any Hedging Agreement, and (e) all other fees (including attorney's fees), commissions, charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lender, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, the Note, any Letter of Credit, any Acceptance, or any of the other Loan Documents.

     "OPERATING LEASE" means any lease which the Borrower or its Subsidiaries, as lessee thereunder, is not, under GAAP, required to classify as a Capital Lease for financial reporting purposes.

     "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

     "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole propri-etorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

     "PRIME RATE" means, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its Prime Rate is an index or base rate and shall not necessarily be its lowest rate charged to its customers.

     "REQUIREMENT OF LAW" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "REVOLVING CREDIT LOAN FACILITY" means the revolving credit loan facility established by the Lender under Article II hereof.

     "SOLVENT" means, as to any Person on a particular date, that such Person
(a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "SUBSIDIARY" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "SUBORDINATED DEBT" means any Debt of Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Lender.

     "STANDARD & POOR'S" means Standard & Poor's Corporation and any successor rating agency thereof.

     "STANDBY LETTER OF CREDIT" means any "clean" or documentary standby letter of credit from time to time issued by the Lender and outstanding for the account of the Borrower.

     "STANDBY LETTER OF CREDIT COMMITMENT" means Eight Million Five Hundred Thousand Dollars ($8,500,000).

     "STANDBY LETTER OF CREDIT OBLIGATIONS" means any Obligations arising out of any Letter of Credit Agreement relating to a Standby Letter of Credit, any Application relating to a Standby Letter of Credit, or otherwise arising pursuant to any Standby Letter of Credit.

     "TANGIBLE NET WORTH" means with respect to the Borrower and its Subsidiaries the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 5.1, EXCLUDING, HOWEVER, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all prepaid expenses, deferred charges or unamortized debt discount and expenses, (iii) all reserves carried and not deducted from assets, (iv) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, (v) securities which are not readily marketable, (vi) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or indebtedness, (vii) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to August 31, 1995, and (viii) any items not included in clauses (i) through (vii) above which are treated as intangibles in conformity with GAAP.

     "TERMINATION DATE" means September 30, 1998.

     "TERMINATION EVENT" means: (a) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) or 4068(f) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition which would constitute grounds under
Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, (g) the imposition of a Lien pursuant to

Section 412 of the Code or Section 302 of ERISA, (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

     "TOTAL LIABILITIES" of the Borrower and it Subsidiaries on a Consolidated basis means all obligations which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person, including, without limitation, all Debt of such Person.

     "TRADE LETTER OF CREDIT" means any commercial documentary trade letter of credit issued by the Lender pursuant to this Agreement for the account of the Borrower for the purchase of goods in the ordinary course of business.

     "TRADE LETTER OF CREDIT COMMITMENT" means Fifteen Million Dollars ($15,000,000).

     "TRADE LETTER OF CREDIT OBLIGATIONS" means any Obligations arising out of any Letter of Credit Agreement relating to a Trade Letter of Credit, any Application relating to a Trade Letter of Credit, or otherwise arising pursuant to any Trade Letter of Credit.

     "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina

     "UNIFORM CUSTOMS" means the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400, and, after January 1, 1994, if referenced in the Application, the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

     "UNITED STATES" and "U.S." each mean the United States of America.

     SECTION 1.2. GENERAL. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3.  OTHER DEFINITIONS AND PROVISIONS.

     (a) USE OF CAPITALIZED TERMS. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) MISCELLANEOUS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                         REVOLVING CREDIT LOAN FACILITY

     SECTION 2.1. REVOLVING CREDIT LOANS. Subject to the terms and conditions of this Agreement, the Lender agrees to make Loans to the Borrower from time to time from the Closing Date through the Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; PROVIDED, that the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment LESS the Letter of Credit Obligations LESS the Acceptance Facility Obligations. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Termination Date.

     SECTION 2.2.  PROCEDURE FOR ADVANCES OF LOANS.

     (a) REQUESTS FOR BORROWING. The Borrower shall give the Lender irrevocable prior written notice in the form attached hereto as EXHIBIT B (a "Notice of Borrowing") not later than 2:00 p.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan, (ii) at least two (2) Business Days before each CD Rate Loan and (iii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to CD Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (z) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans, Base Rate Loans, or CD Rate Loans, and (D) in the case of a LIBOR Rate Loan or a CD Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 2:00 p.m. (Charlotte time) shall be deemed received on the next Business Day.

     (b) DISBURSEMENT OF LOANS. Not later than 5:00 p.m. (Charlotte time) on the proposed borrowing date, the Lender will make available at the office of the Lender in funds immediately available to the Lender, the amount of the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of each borrowing requested pursuant to this
Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Lender or by wire transfer to such account as may be agreed upon by the Borrower and the Lender from time to time.

     SECTION 2.3.  REPAYMENT OF LOANS.

     (a) REPAYMENT ON TERMINATION DATE. The Borrower shall repay the outstanding principal amount of all Loans in full, together with all accrued but unpaid interest thereon, on the Termination Date.

     (b) MANDATORY REPAYMENT OF EXCESS LOANS. If at any time the outstanding principal amount of all Loans exceeds the Aggregate Commitment LESS the Letter of Credit Obligations LESS the Acceptance Facility Obligations, the Borrower shall repay immediately upon notice from the Lender, by payment to the Lender for the account of the Lender, the Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 5.7 hereof.

     (c) OPTIONAL REPAYMENTS. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Lender with respect to LIBOR Rate Loans and CD Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, CD Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in the applicable minimum amounts for borrowings specified in Section 2.2(a).

     (d) LIMITATION ON REPAYMENT OF LIBOR RATE LOANS AND CD RATE LOANS. The Borrower may not repay any LIBOR Rate Loan or any CD Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section
5.7 hereof.

     SECTION 2.4. REVOLVING CREDIT NOTES. The Lender's Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a Note executed by the Borrower payable to the order of the Lender representing the Borrower's obligation to pay the

Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by the Lender to the Borrower hereunder, PLUS interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 5.1.

     SECTION 2.5.  PERMANENT REDUCTION OF THE AGGREGATE COMMITMENT.

     (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Lender, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $500,000 or any whole multiple of $100,000 in excess thereof. The amount of each partial permanent reduction shall be applied PRO RATA to reduce the remaining mandatory reduction amounts required under Section 2.5(b).

     (b)  Each permanent reduction permitted or required pursuant to this
Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lender after such reduction to the Aggregate Commitment as so reduced and by payment of accrued interest on the amount of such repaid principal. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations (and furnishing of cash collateral satisfactory to the Lender for all Letter of Credit Obligations) and, if such reduction is permanent, termination of the Commitments and the Revolving Credit Loan Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan or CD Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.7 hereof.

     SECTION 2.6. TERMINATION OF CREDIT FACILITY. The Credit Facility shall terminate on the earliest of (a) the Termination Date, (b) the date of termination by the Borrower pursuant to Section 2.5(a), and (c) the date of termination by the Lender on pursuant to Section 11.2.

     SECTION 2.7. USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans solely for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions contemplated herein.

                                   ARTICLE III

                               ACCEPTANCE FACILITY

     SECTION 3.1. AVAILABILITY. On the terms and conditions contained herein and in any applicable Acceptance Agreement, the Borrower may, from the Closing Date through the Termination Date, present drafts for acceptance by the Lender to finance specified shipments of goods, whether import, export or domestic shipment; PROVIDED, THAT the Lender shall not be obligated to accept any draft if the Acceptance Facility Obligations shall exceed the Aggregate Commitment LESS the aggregate principal amount of all outstanding Loans LESS the Letter of Credit Obligations.

     SECTION 3.2. ACCEPTANCE PROCEDURES. The Borrower may request an acceptance pursuant to Section 3.1 of any draft drawn by such Person on the Lender to finance a specific shipment of goods (as presented, a "DRAFT", and as accepted by the Lender, an "ACCEPTANCE") by satisfying the following conditions:

     (a) giving the Lender at least two (2) Business Days' prior notice of the requested Acceptance, which notice shall be in writing or shall be by telephone or telecopy and confirmed promptly in writing, and which notice shall specify
(i) the date on which the acceptance of the Draft is desired (the proposed "ACCEPTANCE DATE"), (ii) the aggregate principal amount of the presented Draft, and (iii) whether the Lender should complete and deliver a pre-signed blank draft in its possession for the proposed Acceptance, and if so, specifying the proposed amount, issuance date and maturity date;

     (b) delivering to the Lender (unless already done so) a duly executed Acceptance Agreement and such other documents and agreements as may be referenced therein; and

     (c) delivering to the Lender the specified Draft and an eligibility certificate describing the underlying goods and indicating their origin and destination or other evidence of the underlying transaction, each in such form and substance as may be acceptable to the Lender. Each Draft shall be for an integral multiple of $100,000 in an amount that is not less than $1,000,000. No Draft shall be dated or accepted more than thirty (30) days before or more than thirty (30) days after the date of the shipment of goods to which it relates. Each Draft shall mature on a Business Day, which shall be at least thirty (30) days after the Acceptance Date. No Draft shall mature (x) more than 180 days after the Acceptance Date, or (y) later than is reasonably estimated to be required to complete the underlying transaction.

     SECTION 3.3. ELIGIBLE ACCEPTANCES. Each Draft shall relate to one or more specific transactions involving the importation or exportation of goods or the domestic shipment of goods within the

United States. The goods relating to each Draft shall have a c.i.f. value equaling or exceeding the amount of the Draft, shall be of good and merchantable quality, shall be fully insured in accordance with prudent industry practice and shall not be the subject of any security interest granted by the Borrower. No other source shall have financed the transaction underlying the Draft. The Borrower shall have procured all import, export and other licenses essential to the underlying transaction and shall have complied with all applicable laws pertaining to the underlying goods and transaction. Each Draft shall qualify (upon acceptance) in all respects with the requirements for eligibility for discount of the Federal Reserve Banks of the United States. With regard to each Draft presented by itself, the Borrower represents and warrants to the Lender that, as of the date of presentment, the Draft and underlying goods and transaction conform to the requirements of this subsection, and the Borrower covenants and agrees that it will continue to conform to those requirements for so long as the Acceptance is outstanding.

     SECTION 3.4. LIMITATION OF LIABILITY OF THE LENDER. Neither the Lender nor any of its affiliates, correspondents, participants or designees, or any of their respective officers, directors or employees, shall be responsible or have
any liability for:   (i) the existence, character, quantity, quality, condition, packing, value or delivery of any goods or other property relating to any Draft or Acceptance; (ii) the validity, sufficiency or genuineness of any documents or endorsements or other notations thereon; (iii) the time, place, manner or order in which shipment is made; (iv) any insurance or insurer; or (v) any act or omission of any shipper, warehouseman, carrier, correspondent or other party involved in any transaction related to any Draft or Acceptance.

     SECTION 3.5. CHANGED CIRCUMSTANCES. If, on or before the date off acceptance of any Draft, the Lender shall have determined (which determination shall be final, conclusive and binding on the Borrower) that (a) it is impermissible for the Lender to accept any Draft due to the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender to make or extend any Acceptance, or any order, judgment, or decree of any Governmental Authority or arbitrator purports by its terms to enjoin or restrain the Lender from making or extending any Acceptance, (b) acceptances in amounts or for durations corresponding to the proposed Acceptance(s) are not being readily traded in the applicable market, or (c) by reason of changes affecting the applicable market, the discount rate to be in effect for that period will not adequately and fairly reflect the cost to the Lender of accepting or discounting the Draft, then the Lender shall be under no obligation to accept the requested Draft notwithstanding anything to the contrary in this Article III. The Lender shall notify the Borrower in the event the Lender makes such a determination; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of that determination or the rejection of any Draft submitted for acceptance. No determination made under this subsection, however, shall in and of itself reduce the unused portion of the Aggregate Commitment or limit the Borrower's ability to request other Extensions of Credit hereunder in accordance with the terms and provisions of this Agreement.

     SECTION 3.6. DISCOUNT AND COMMISSIONS. The discount and commissions payable by the Borrower to the Lender for each Draft shall be as specified by the Lender from time to time and will be based upon the Acceptance Rate PLUS the Applicable Margin as provided in Section 5.1. Unless a different rate is otherwise expressly provided in any Acceptance Agreement, any amount not paid by the Borrower to the Lender on the maturity date of any Acceptance, including the face amount of any Acceptance and any charges and expenses relating thereto, shall bear interest at the per annum rate equal to the Base Rate plus two percent (2.0%).

                                   ARTICLE IV

                            LETTER OF CREDIT FACILITY

     SECTION 4.1. LETTER OF CREDIT COMMITMENT. Subject to the terms and conditions hereof, the Lender agrees for the account of the Borrower on any Business Day from the Closing Date through the Termination Date, (a) to issue Letters of Credit for the account of the Borrower, (b) to amend any Letters of Credit in accordance with Section 4.5 and (c) to honor drafts under the Letters of Credit in accordance with the terms thereof; PROVIDED, HOWEVER, that:

          (A) each Trade Letter of Credit shall have an expiration date not later than the earlier of six (6) months after the date of issuance thereof or the Termination Date;

          (B) each Standby Letter of Credit shall have an expiration date not later than the earlier of twelve (12) months after the date of issuance thereof or the Termination Date;

          (C) the Trade Letter of Credit Obligations shall not exceed the Trade Letter of Credit Commitment;

          (D) the Standby Letter of Credit Obligations shall not exceed the Standby Letter of Credit Commitment;

          (E) the face or stated amount of such Letter of Credit together with the amount of all other Letter of Credit Obligations shall not exceed the Aggregate Commitment LESS the aggregate principal amount of all outstanding Loans LESS the Acceptance Facility Obligations;

          (F) the Available Commitment of the Lender shall be greater than zero;

          (G) each Letter of Credit shall be denominated in Dollars in a minimum amount of $100,000 and whole multiples of $50,000 in excess thereof;

          (H) each Letter of Credit shall provide for drafts in form and substance acceptable to the Lender and shall be otherwise in form and substance acceptable to the Lender; and

          (I) each Letter of Credit shall be subject to Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of North Carolina.

The Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Lender to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 4.2. LETTER OF CREDIT AGREEMENT. Each Letter of Credit shall be issued pursuant to a Letter of Credit Agreement or other agreement in form and substance satisfactory to the Lender.

     SECTION 4.3.  PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT.

     (a) The Borrower may from time to time request that the Lender issue a Letter of Credit by delivering to the Lender at the Lender's Office an Application therefor, completed to the satisfaction of the Lender, and such other certificates, documents and other papers and information as the Lender may request. Each Application for the issuance of a Letter of Credit shall be in writing (including by telecopy, confirmed immediately in writing), and shall specify: (i) the proposed date of issuance (which shall be a Business Day);
(ii) the face amount of the Letter of Credit; (iii) the date of expiration of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Lender may request.

     (b) Upon receipt of any Application, the Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 4.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Lender and the Borrower. The Lender shall furnish to the Borrower a copy of such Letter of Credit promptly following the issuance of such Letter of Credit.

     SECTION 4.4. ISSUANCE FEES. The Borrower shall pay the Lender an issuance fee calculated on an annual basis with respect to each Standby Letter of Credit and each Trade Letter of Credit in such amounts customarily charged by the Lender from time to time, said fees to be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the Termination Date.

     SECTION 4.5. AMENDMENT OF LETTERS OF CREDIT. From time to time during the term of any Letter of Credit, the Lender shall, upon the written request of the Borrower in form and substance satisfactory to the Lender, accompanied by payment of an amendment fee as specified from time to time by the Lender, amend any Letter of Credit; PROVIDED that the Lender shall be under no obligation to amend any Letter of Credit if:

     (a) the face amount thereof is to be increased pursuant to a request received by the Lender after the Termination Date;

     (b) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or

     (c)  the beneficiary does not accept the Letter of Credit as amended.

     SECTION 4.6. REIMBURSEMENT OBLIGATION OF THE BORROWER. The Borrower agrees to reimburse the Lender on each date on which the Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Lender in connection with such payment. Each such payment shall be made to the Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article IV from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Lender on the date the Borrower receives the notice referred to in this Section 4.6, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Lender requesting the Lender to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in Article VI, the Lender shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Lender for the amount of the related drawing and costs and expenses.

     SECTION 4.7.  OBLIGATIONS ABSOLUTE.  The Borrower's obligations under this
Article IV (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Lender that the Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 4.6 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Lender to the Borrower. The responsibility of the Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 4.8. EFFECT OF APPLICATION. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article IV, the provisions of this Article IV shall apply.

                                    ARTICLE V

                             GENERAL LOAN PROVISIONS

     SECTION 5.1.  INTEREST.

     (a)  INTEREST RATE OPTIONS.

           (i) Subject to the provisions of this Section 5.1, at the election of the Borrower, the aggregate principal balance of the Notes or any portion thereof shall bear interest at the Base Rate, the LIBOR Rate, or the CD-Based Rate PLUS, in each case, the Applicable Margin as set forth below in subsection 5.1(c). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan", and each Loan or portion thereof bearing interest based on the CD-Based Rate shall be a "CD Rate
Loan".   Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

          (ii) Subject to the provisions of this Section 4.1, at the election of the Borrower, the aggregate principal balance of any Acceptance issued pursuant to Article III hereof shall bear interest at the Acceptance Rate PLUS the Applicable Margin as set forth below in subsection 5.1(c).

     (b) INTEREST PERIODS. In connection with each LIBOR Rate Loan and CD Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three
(3), six (6), nine (9) or twelve (12) months with respect to each LIBOR Rate Loan and thirty (30), sixty (60), ninety (90), one hundred-eighty (180), two hundred-seventy (270) or three hundred-sixty (360) days with respect to each CD Rate Loan; PROVIDED that:

           (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan or CD Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

         (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Termination Date; and

           (v) there shall be no more than five (5) Interest Periods outstanding at any time.

     (c) APPLICABLE MARGIN. The Applicable Margin provided for in Section 5.1(a) with respect to the Loans and the Acceptances (the "Applicable Margin") shall be determined as follows:


                           Applicable Margin Per Annum
BASE RATE +        LIBOR RATE +         CD-BASED RATE +        ACCEPTANCE RATE +
--------------------------------------------------------------------------------
     0%               .50%                  .50%                   .50%


     (d) DEFAULT RATE. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or CD Rate Loans, (ii) all outstanding LIBOR Rate Loans and CD Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans or CD Rate Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (e) INTEREST PAYMENT AND COMPUTATION. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each fiscal month commencing October 31, 1995; interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over one (1) month, at the end of each one (1) month interval during such Interest Period; and interest on each CD Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over thirty (30) days, at the end of each thirty (30) day interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

     (f) MAXIMUM RATE. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall at the Lender's option promptly refund to the Borrower any interest received by Lender in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 5.2. NOTICE AND MANNER OF CONVERSION OR CONTINUATION OF LOANS. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) (i) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans or (ii) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more CD Rate Loans, (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into CD Rate Loans, or (iii) continue such LIBOR Rate Loans as LIBOR Rate Loans, (c) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding CD Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of its outstanding CD Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans or (iii) continue such CD Rate Loans as CD Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Lender irrevocable prior written notice in the form attached as EXHIBIT C (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan or a CD Rate Loan to be converted or continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loans to be converted or continued, and (iv) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan or CD Rate Loan, as applicable.

     SECTION 5.3.  COMMITMENT FEE AND FACILITY FEE.

     (a) COMMITMENT FEE. Commencing on the Closing Date, in consideration of the making of the Loans under this Agreement and in order to compensate the Lender for certain costs associated with processing, approving and closing the Loans, the Borrower shall pay to the Lender a non-refundable commitment fee at a rate per annum equal to one-fourth of one percent (1/4%) on the average daily unused portion of the Aggregate Commitment. The commitment fee shall be payable in arrears on the last Business Day of each Fiscal Year during the term of this Agreement commencing December 31, 1995, and on the Termination Date.

     (b) FACILITY FEE. Commencing on the Closing Date, in consideration of the making of the Loans under this Agreement and in order to compensate the Lender for certain costs associated with processing, approving and closing the Loans, the Borrower shall pay to Lender a facility fee in an amount equal to one-eighth of one percent (1/8%) on the Aggregate Commitment, whether or not utilized. The commitment fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement commencing December 31, 1995, and on the Termination Date.

     SECTION 5.4. MANNER OF PAYMENT. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lender under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Lender, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Each payment to the Lender of the Lender's fees or commissions shall be made in like manner, but for the account of the Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 5.5. CREDITING OF PAYMENTS AND PROCEEDS. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lender upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all the Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with the Lender (PRO RATA in accordance with all such amounts due), then to the principal amount of the Notes and Reimbursement Obligation, then to the cash collateral account described in Section 11.2(b) hereof to the extent of any Letter of Credit Obligations then outstanding, then to the principal amount of the Acceptances, in that order.

     SECTION 5.6.  CHANGED CIRCUMSTANCES.

     (a) CIRCUMSTANCES AFFECTING LIBOR RATE AVAILABILITY. If, with respect to any Interest Period, the Lender shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Lender for such Interest Period, then the Lender shall forthwith give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, the right of the Borrower to continue any Loan as a LIBOR Rate Loan, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of the Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to the Loan or convert the then outstanding principal amount of the Loan to a Base Rate Loan as of the last day of such Interest Period.

     (b) LAWS AFFECTING LIBOR RATE AVAILABILITY. If, after the date hereof, the introduction of, or any change in, any Applicable Law or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its respective lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender (or its lending office) to honor its obligations hereunder to maintain the Loan as a LIBOR Rate Loan, the Lender shall forthwith give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lender to maintain the Loan as a LIBOR Rate Loan and the right of the Borrower to continue the Loan as a LIBOR Rate Loan shall be suspended, and (ii) if the Lender may not lawfully continue to maintain the Loan as a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto the Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period. For purposes of this Section 5.6(b), a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

     (c) INCREASED COST OF LIBOR RATE LOAN. If, after the date hereof, the introduction of, or any change in, any Applicable Law or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its lending offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

          (i) shall subject the Lender (or any of its lending offices) to any tax, duty or other charge with respect to any LIBOR Rate Loan or the Note or shall change the basis of taxation of payments to the Lender (or its lending offices) of the principal of or interest on any LIBOR Rate Loan or the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of the Lender or its lending offices imposed by the jurisdiction in which the Lender's principal executive office or lending office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (or its lending offices) or shall impose on the Lender (or its lending offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan or the Note;

and the result of any of the foregoing is to increase the cost to the Lender of maintaining any LIBOR Rate Loan or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note in respect of a LIBOR Rate Loan, then the Lender shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by Lender, the Borrower agrees to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge which will entitle the Lender to compensation pursuant to this
Section 5.6(c); PROVIDED, that the Lender shall incur no liability whatsoever to the Borrower in the event it fails to do so. A certificate of the Lender setting forth the basis for determining such additional amount or amounts necessary to compensate the Lender shall be conclusively presumed to be correct save for manifest error. For purposes of this Section, a change in Applicable Law, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.

     SECTION 5.7. INDEMNITY. The Borrower hereby indemnifies the Lender against any loss or expense which may arise or be attributable to the Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or a CD Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or CD Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the Lender's sole discretion, based upon the assumption that the Lender funded the LIBOR Rate Loans and CD Rate Loans in the London interbank or domestic certificate of deposit market, as applicable, and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrower and shall be conclusively presumed to be correct save for manifest error.

     SECTION 5.8. CAPITAL REQUIREMENTS. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, the Lender or any corporation controlling the Lender as a consequence of, or with reference to the Lender's commitment hereunder and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five

(5) Business Days after written demand by the Lender, the Borrower shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction.

     SECTION 5.9.  TAXES.

     (a) PAYMENTS FREE AND CLEAR. Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding (i) in the case of the Lender, taxes imposed upon its income and franchise taxes imposed upon it by the jurisdiction under the laws of which the Lender is organized or is or should be qualified to do business or any political subdivision thereof, and (ii) in the case of the Lender, taxes imposed upon its income and franchise taxes imposed upon it by the jurisdiction of the Lender's lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.9) the Lender receives an amount equal to the amount it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Lender evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 5.9(d).

     (b) STAMP AND OTHER TAXES. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes (other than excise and property taxes to which the Lender would have been subject in the absence of this Agreement and the provision for security in connection with the execution of this Agreement), levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loan, the Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) INDEMNITY. The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.9) paid by the Lender (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; PROVIDED, that the Borrower shall not be liable for penalties or interest with respect to delinquent Taxes or Other Taxes paid by the Lender unless the Lender gave written notice to the Borrower of the imposition of such Taxes or Other Taxes within thirty (30) days after its determination that such Taxes or Other Taxes were due; and PROVIDED FURTHER, that the Borrower shall have the right, at its expense, to contest the imposition of such Taxes or Other Taxes so long as during the period of such contest, the payment of such Taxes or Other Taxes is stayed and such contest would not, in the reasonable judgment of the Lender, have an adverse effect on the business or financial condition of the Lender. Except as above provided, such indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor.

     (d) EVIDENCE OF PAYMENT. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Lender.

     (e) SURVIVAL. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.9 shall survive the payment in full of the Obligations.

                                   ARTICLE VI

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 6.1. CLOSING. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman in Charlotte, North Carolina or in such other location as the parties hereto shall mutually agree, on October __, 1995, or on such other date as the parties hereto shall mutually agree.

     SECTION 6.2. CONDITIONS OF LOAN. The obligation of the Lender to make the initial Loan, to issue the initial Letter of Credit, or to issue the initial Acceptance, on the Closing Date is subject to the satisfaction of each of the following conditions:

     (a) EXECUTED LOAN DOCUMENTS. This Agreement and the Note, in form and substance satisfactory to the Lender, shall have been duly authorized, executed and delivered to the Lender by the Borrower and shall be in full force and effect and no default shall exist thereunder.

     (b)  CLOSING CERTIFICATES; ETC.

           (i) OFFICER'S CERTIFICATE OF THE BORROWER. The Lender shall have received a certificate dated as of the Closing Date from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Lender, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

          (ii) CERTIFICATE OF THE SECRETARY OF THE BORROWER. The Lender shall have received a certificate dated as of the Closing Date of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the restated articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing, the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement and the other Loan Documents.

         (iii) CERTIFICATES OF GOOD STANDING. The Lender shall have received long-form certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and each state where the Borrower is transacting business.

          (iv) OPINIONS OF COUNSEL. The Lender shall have received the favorable opinion of the law firm of Greenberg, Glusker, Fields, Claman & Machtinger, counsel to the Borrower, dated as of the Closing Date and addressed to the Lender, in form and substance satisfactory to the Lender.

     (c)  CONSENTS; NO ADVERSE CHANGE.

            GOVERNMENTAL AND THIRD PARTY APPROVALS. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement shall have been obtained.

          (ii) PERMITS AND LICENSES. All permits and licenses, including permits and licenses required under applicable Environmental Laws, necessary to the conduct of business by the Borrower shall have been obtained.

         (iii) NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in the Lender's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

          (iv) NO MATERIAL ADVERSE CHANGE. In the judgment of the Lender, there shall not have occurred any Material Adverse Change in the business, business prospects, financial condition or results of operations of the Borrower since May 31, 1994.

           (v) NO EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing.

     (d)  FINANCIAL MATTERS.

           (i) FINANCIAL STATEMENTS. The Lender shall have received (A) audited financial statements for the Fiscal Year of the Borrower ended May 31, 1994, certified by Arthur Andersen & Co., certified public accountants to the Borrower, and in form and substance satisfactory to the Lender, and (B) such other financial information including the interim financial statements described in Section 7.1(o) as may be reasonably requested by the Lender.

         (ii) FINANCIAL CONDITION CERTIFICATE. The Borrower shall have delivered a certificate, in form and substance satisfactory to the Lender, and certified as accurate in all material respects by the chief executive officer or chief financial officer of the Borrower, that (A) the Borrower is Solvent and
(B) the liquidity position of the Borrower as of the Closing Date is not materially different from the financial information previously furnished to the Lender.

        (iii) PAYMENT AT CLOSING. There shall have been paid by the Borrower to the Lender the facility fee and any other accrued and unpaid fees due hereunder (including, without limitation, legal fees and expenses) in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

     (e)  MISCELLANEOUS.

           (i) NOTICE OF BORROWING; DISBURSEMENT INSTRUCTIONS. The Lender shall have received written instructions from the Borrower to the Lender directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

          (ii) PROCEEDINGS AND DOCUMENTS. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender.
The Lender shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lender, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

          DUE DILIGENCE AND OTHER DOCUMENTS. The Borrower shall have delivered to the Lender such other documents, certificates and opinions as the Lender reasonably requests.

     (f) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Borrower contained in Article VII and in the other Loan Documents shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date.

     SECTION 6.3. CONDITIONS TO ALL LOANS, LETTERS OF CREDIT AND ACCEPTANCES. The obligations of the Lender to make any Loan, to issue any Letter of Credit, or to issue any Acceptance is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

     (a) DOCUMENTATION. The Lender shall have received (i) with respect to any proposed Loan, a Notice of Borrowing; (ii) with respect to any proposed Letter of Credit, a Letter of Credit Agreement and such other documentation as may be referenced therein; (iii) with respect to proposed Acceptance, an Acceptance Agreement and such other documentation as is described in Article III; and (iv) with respect to any other credit, such documentation as the Lender shall request; in each case in form and substance satisfactory to the Lender and duly executed by the Borrower.

     (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article VII hereof shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date.

     (c) NO EXISTING DEFAULT. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date, (ii) on the issue date with respect to such Letter of Credit or after giving effect to such Letter of Credit on such date, or (iii) on the issue date with respect to such Acceptance or after giving effect to such Acceptance on such date.

     (d) PAYMENT OF FEES. Any and all fees, charges, expenses and other amounts payable by the Borrower in connection with the extension of any such credit shall have been paid to the Lender.

Each Borrowing by, and receipt of any other extension of credit hereunder (including without limitation the issuance of any Letter of Credit or any Acceptance) by, the Borrower shall constitute a representation and warranty by the Borrower hereunder as of the date of each such Borrowing or extension of credit that the conditions in this Section 6.3 have been satisfied.

     SECTION 6.4. WAIVER OF CONDITIONS PRECEDENT. If the Lender makes the Loans or advances hereunder, issues Letters of Credit hereunder, or issues Acceptances hereunder, prior to the fulfillment of any of the conditions precedent set forth in this Article VI, the making of such Loan or advance, the issuance of such Letter of Credit, or the issuance of such Acceptance, shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and the Borrower shall thereafter use its best efforts to fulfill each such condition promptly.

                                   ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

     SECTION 7.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Lender to enter into this Agreement and to make the Loans, or extend any other credit hereunder, the Borrower hereby represents and warrants to the Lender that:

     (a) ORGANIZATION; POWER; QUALIFICATION. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

     (b) OWNERSHIP. All outstanding shares of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower except as described in the Borrower's financial statements and reports filed with the Securities and Exchange Commission.

     (c) AUTHORIZATION OF AGREEMENT, NOTES, LOAN DOCUMENTS AND BORROWING. The Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement, the Note and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement, the Note and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower thereto and constitute the legal, valid and binding obligation of the Borrower enforceable in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally, and the availability of equitable remedies.

     (d) COMPLIANCE OF AGREEMENT, NOTE, LOAN DOCUMENTS AND BORROWING WITH LAWS, ETC. The execution, delivery and performance by the Borrower of this Agreement, the Note and each of the other Loan Documents to which it is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower, as applicable; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, or other organizational documents of the Borrower or any indenture, agreement or other instrument to which the Borrower is a party or by which any of their respective properties may be bound or any Governmental Approval relating to the Borrower; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower, other than Liens permitted pursuant to
Section 10.4.

     (e) COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. The Borrower (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding; and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties.

     (f) TAX RETURNS AND PAYMENTS. To the best of the Borrower's knowledge, the Borrower has filed all applicable tax returns (Federal, state and local) and paid the taxes shown as due thereon, including interest and penalties, or provided adequate reserves for the payment thereof. There is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

     (g) ENVIRONMENTAL MATTERS. (i) Neither the Borrower nor any of its properties and operations is in material violation of any applicable Environmental Law; (ii) without limitation of clause (i) above, neither the Borrower nor any of its properties and opera-tions is in material violation of any Environmental Law, or subject to any existing, pending or threatened investigation, inquiry or proceeding by any Governmental Authority or to any remedial obligations under any Environmental Law; and (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Borrower relating to Hazardous Materials, including, without limitation, past or present treatment, storage, disposal or release of any Hazardous Materials or solid waste into the environment, have been obtained or filed and the Borrower is in full compliance with the requirements of such permits, licenses or authorizations.

     (h)  ERISA.

           (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans;

          (ii) The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where failure to comply would not result in a material liability to the Borrower and except for any required amendments for which the remedial amendment period as defined in
Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

         (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA with respect to any Pension Plan;

         (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or
Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid,
(C) failed to make a required contribution or payment to a Multiemployer Plan or
(D) failed to make a required installment or other required payment under
Section 412 of the Code;

          (v) No Termination Event has occurred or is reasonably expected to occur; and

         (vi) No material proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

     (i) MARGIN STOCK. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors. If requested by the Lender, the Borrower will furnish to the Lender a statement or statements in conformity with the requirements of said Regulation G, T, U or X to the foregoing effect.

     (j) INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended).

     (k) FRANCHISES, LICENSES, PATENTS AND TRADEMARKS. The Borrower owns or possesses rights to use all franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business as now and presently planned to be conducted without conflict with the rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights.

     (l) MATERIAL CONTRACTS. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof; and there are no material defaults by the Borrower or, to the best of its knowledge, by any other party under any such Material Contract.

     (m) EMPLOYEE RELATIONS. The Borrower is not a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower does not know of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

     (n) BURDENSOME PROVISIONS. The Borrower is not a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future might materially and adversely affect or impair the business or condition, financial or otherwise, of the Borrower. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to affect or impair in a materially adverse manner the business or condition, financial or otherwise, of the Borrower.

     (o) FINANCIAL STATEMENTS. The balance sheet of the Borrower as of May 31, 1994, and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Lender, are complete and correct and fairly present the assets, liabilities and financial position of the Borrower as at such date, and the results of the operations and changes of financial position for the Fiscal Year then ended.
The unaudited balance sheet of the Borrower as of February 28, 1995, and the related unaudited statement of income and retained earnings and cash flows for the nine (9) month period ended on such date, copies of which have been furnished to the Lender, are complete and correct and fairly present the assets, liabilities and financial position of the Borrower as at such date, and the results of its operations and changes in its financial position for the nine (9) month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. The Borrower has no material Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

     (p) NO MATERIAL ADVERSE CHANGE. Since May 31, 1994, there has been no material adverse change in the properties, businesses, results of operations, prospects, management or financial or other condition of the Borrower, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

     (q) TITLES TO PROPERTIES. The Borrower has good and marketable title to the real property owned by it and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheet of the Borrower delivered pursuant to Section 4.1(o), except those which have been disposed of by the Borrower subsequent to such date which dispositions have been in the ordinary course of business.

     (r) LIENS. None of the properties and assets of the Borrower is subject to any Lien, except Liens permitted pursuant to Section 10.4.

     (s) DEBT, OPERATING LEASES AND GUARANTEES. SCHEDULE 7.1(s) sets forth a complete and accurate list of all material Debt, Operating Leases and Guarantees of the Borrower as of the Closing Date. The term "material" as used in this subsection shall mean such Debt, Operating Leases and Guarantees representing Obligations individually in excess of $2,000,000 but shall exclude purchase contracts or purchase orders entered into by the Borrower for the purchase of electronic components and tools for resale in the ordinary course of the Borrower's business. The Borrower has performed and is in compliance with all of the terms of such Debt, Operating Leases and Guarantees and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower exists with respect to any such Debt, Operating Leases or Guarantees.

     (t) SOLVENCY. As of the Closing Date and after giving effect to the Loan made on the Closing Date and the transactions contemplated by the Loan Documents, the Borrower will be Solvent.

     (u) LITIGATION. Except as set forth on SCHEDULE 7.1(u), there are no material actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any of its properties in any court or before any arbitrator of any kind or before or by any Governmental Authority; for the purposes of this subsection (u), the term "material" shall mean with respect to actions, suits or proceedings, those actions, suits or proceedings (i) in which injunctive or similar relief is sought and which, if adversely determined, could have a Material Adverse Effect; or (ii) in which the amount in controversy is equal to or greater than $1,000,000 per action, suit or proceeding, or in the aggregate is equal to or greater than $5,000,000, but any such monetary actions, suits or proceedings, which are covered in full by appropriate insurance and accepted for defense or payment by reputable insurance companies of national standing, shall not be deemed "material". There are no outstanding or unpaid judgments against the Borrower which, individually exceed $1,000,000, or in the aggregate exceed $5,000,000.

     (v) ABSENCE OF DEFAULTS. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower under any material agreement (other than this Agreement) or judgment, decree or order to which the Borrower is a party or by which the Borrower or any of its properties may be bound or which would require the Borrower to make any payment thereunder prior to the scheduled maturity date therefor.

     (w) SUBSIDIARIES. As of the Fiscal Year end immediately preceding the Closing Date, the Borrower had no Subsidiaries other than those listed on
SCHEDULE 7.1(w) hereto.

     (x) BROKER'S; TRANSACTION FEES. The Borrower does not have any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

     (y) INSURANCE. The properties of the Borrower are insured with financially sound and reputable insurance companies, or are self-insured by the Borrower, in such amounts, with such deductibles and covering such risks as is customarily carried on by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

     (z) ACCURACY AND COMPLETENESS OF INFORMATION. All written information, reports and other papers and data produced by or on behalf of the Borrower and furnished to the Lender were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Lender by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Lender having a material adverse effect, or insofar as the Borrower can now foresee, could have a material adverse effect, on the properties, businesses, prospects, results of operations or financial or other condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents.

     SECTION 7.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement.

                                  ARTICLE VIII

                        FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner set forth in
Section 12.12 hereof, the Borrower will furnish to the Lender at the Lender's Office at the address set forth in Section 12.1 hereof, or such other office as may be designated by the Lender from time to time:

     SECTION 8.1.  FINANCIAL STATEMENTS.

     (a) QUARTERLY FINANCIAL STATEMENTS. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and Consolidated unaudited statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year prepared by the Borrower in accordance with GAAP applied on a basis consistent with that of the preceding period and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for their respective periods then ended, subject to normal year end adjustments; and

     (b) ANNUAL FINANCIAL STATEMENTS. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year audited by a nationally recognized certified public accounting firm in accordance with GAAP applied on a basis consistent with that of the preceding year, and, if applicable, containing disclosure to the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     SECTION 8.2. OFFICER'S CERTIFICATE. At each time financial statements are delivered pursuant to Sections 8.1(a) or 8.1(b) and at such other times as the Lender shall reasonably request, a certificate of the chief financial officer of the Borrower in the form of EXHIBIT D hereto:

     (a) stating that to such officer's knowledge, based on a reasonable examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

     (b) setting forth as at the end of such fiscal quarter or Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the financial covenants set forth in Article X hereof as at the end of each respective period.

     SECTION 8.3.  OTHER REPORTS.

     (a) Promptly after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within ten (10) days after the same are filed (but in any case within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, with respect to reports on Form 10-Q, and within ninety (90) days after the end of each fiscal year, with respect to reports on Form 10-K), copies of all financial statements and regular, periodical, or special reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous state or foreign Governmental Authority, including, without limitation, reports filed on Forms 10-K, 10-Q, and 8-K;

     (b) If requested by the Lender, statements in conformity with the requirements of Federal Reserve Form G-1 or U-1 referred to in Regulations G and U, respectively, of the Board of Governors of the Federal Reserve System; and

     (c) Such other information regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request.

     SECTION 8.4. NOTICE OF LITIGATION AND OTHER MATTERS. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

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

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which, individually involve an amount in controversy in excess of $1,000,000, or in the aggregate involve an amount in controversy in excess of $5,000,000;

     (b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority, including, without limitation, any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof;

     (d) any attachment, judgment, lien, levy or order which, individually exceeds $1,000,000, or in the aggregate exceeds $5,000,000, that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

     (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any Subsidiary thereof is a party or by which the Borrower, or any Subsidiary thereof or any of their respective property may be bound;

     (f) (i) the establishment of any new Employee Benefit Plan, the commencement of contributions to any plan to which the Borrower or any ERISA Affiliate was not previously contributing or any increase in the benefits of any existing Employee Benefit Plan, (ii) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower or any ERISA Affiliate with respect to such request, (iii) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date,
(iv) any Termination Event or "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, along with a description of the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (v) any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under
Section 401(a) of the Code (along with a copy thereof), (vi) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (vii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan, (viii) all notices received by the Borrower of any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (ix) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

     (g)  any event which makes any of the representations set forth in Section
7.1 inaccurate in any material respect; and

     (h) any proposed material amendment, change or modification to, or waiver of any material provision of, or any termination of, any Material Contract.

     SECTION 8.5. ACCURACY OF INFORMATION. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Lender (other than financial forecasts) whether pursuant to this Article VIII or any other provision of this Agreement, or any of the other Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner provided for in Section 12.12, the Borrower will and will cause each of its Subsidiaries to:

     SECTION 9.1. PRESERVATION OF CORPORATE EXISTENCE AND RELATED MATTERS. Preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

     SECTION 9.2. MAINTENANCE OF PROPERTY. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property, and, from time to time make or cause to be made all renewals, replacements and additions to such property reasonably necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 9.3. INSURANCE. Maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses including without limitation, fire, public liability, property damage, product liability, workers' compensation and interruption of business insurance, or as may be required by Applicable Law.

     SECTION 9.4. ACCOUNTING METHODS AND FINANCIAL RECORDS; VISITS. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 9.5. PAYMENT AND PERFORMANCE OF OBLIGATIONS. Pay and perform (a) all Obligations under this Agreement and the other Loan Documents; (b) all taxes, assessments and other governmental charges that may be levied or assessed upon it or its property, except to the extent and so long as: (i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any Material Adverse Effect or the loss of any right of redemption from any sale thereunder, and (ii) the Borrower shall have set aside on its books reserves (segregated to the extent required by GAAP) adequate with respect thereto; and (c) all other indebtedness, obligations and liabilities in accordance with customary trade practices. Pay all governmental charges or taxes (except income, franchise or other similar taxes) at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement, or the existence or issuance of the Note by reason of any existing or hereinafter enacted federal or state statute.

     SECTION 9.6. COMPLIANCE WITH LAWS AND APPROVALS. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable or necessary to the conduct of its business including, without limitation, all Environmental Laws and all Governmental Approvals required thereunder.

     SECTION 9.7. ENVIRONMENTAL MANAGEMENT. In addition to and without limiting the generality of Section 9.6, maintain its business premises (whether leased or owned in fee) free of any Hazardous Materials the removal of which is required under Environmental Laws; and adopt and maintain prudent management, disposal, clean-up and other practices as may be required by Environmental Laws for all other Hazardous Materials located on its business premises.

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

     SECTION 9.8. COMPLIANCE WITH ERISA. In addition to and without limiting the generality of Section 9.6, make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan; not participate in any prohibited transaction that could result in any material civil penalty under ERISA or material tax under the Code; furnish to the Lender upon the Lender's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Lender; and operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Code.

     SECTION 9.9. COMPLIANCE WITH AGREEMENTS. Comply with each material term, condition and provision of all Material Contracts.

     SECTION 9.10. CONDUCT OF BUSINESS. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date.

     SECTION 9.11. VISITS AND INSPECTIONS. Permit representatives of Lender at all reasonable times to have access to and to examine its properties, books and records, to make copies of or take extracts therefrom, and to discuss Borrower's financial condition with both independent accountants and employees of Borrower.

     SECTION 9.12. FURTHER ASSURANCES. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Lender its respective rights under this Agreement, the Note and the other Loan Documents.

                                    ARTICLE X

                               NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner set forth in
Section 12.12 hereof, the Borrower will not:

     SECTION 10.1.  FINANCIAL COVENANTS.

     (a) TANGIBLE NET WORTH. Permit its Tangible Net Worth on a Consolidated basis at any time to be less than the sum of (i) $230,000,000 PLUS (ii) 70% of the Borrower's Net Income (but not less any net losses for any period) earned in each fiscal quarter starting with the fiscal quarter ended February 28, 1995, PLUS (iii) 70% of the proceeds (whether in cash, other property, or in

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

kind) of equity securities or Subordinated Debt issued by the Borrower from and after the fiscal quarter ended February 28, 1995, LESS repurchases of the Borrower's capital stock made after February 28, 1995 and not exceeding $20,000,000 in the aggregate.

     (b) LEVERAGE RATIO. Permit its ratio of (i) Total Liabilities to (ii) Tangible Net Worth to be greater than 1.00 to 1.00.

     (c) QUICK RATIO. Permit its ratio of (i) the aggregate of cash, Cash Equivalents, and other marketable securities which are not classified as long term investments according to GAAP, and current net accounts receivable, to
(ii) Current Liabilities, at end of any fiscal quarter, to be less than 1.00 to 1.00.

     (d) PROFITABILITY. Incur for any fiscal quarter, on a Consolidated basis, a Net Loss which is greater than or equal to five percent (5.0%) of the Borrower's Consolidated Tangible Net Worth at the end of the immediately preceding fiscal quarter.

     (e) CAPITAL EXPENDITURES. Make, commit to make or incur Capital Expenditures during any Fiscal Year in an aggregate amount in excess of $15,000,000.

     SECTION 10.2. LIMITATIONS ON DEBT. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt except (a) the Loans and other Extension of Credit provided for herein, (b) indebtedness described on SCHEDULE 7.1(s), (c) other loans from banks or other financial institutions, PROVIDED, that the amount of such loans together with the loans described in (b) above shall not exceed $80,000,000, (d) Subordinated Debt, or
(e) indebtedness incurred for the acquisition of goods, supplies, services or merchandise in the ordinary course of business. For the purposes of this Section, "DEBT" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) obligations to pay the deferred purchase price of property or services,
(iv) Capital Lease Obligations, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) through (iv) above.

     SECTION 10.3. LIMITATIONS ON GUARANTEES. Guarantee or otherwise become responsible (including, but not limited to, an agreement to purchase any obligations, stock, assets, goods or services or to supply or advance any funds, assets goods or services) for obligations of any Person in excess of an aggregate sum of $5,000,000 except by endorsement, in the ordinary course of collection, of negotiable instruments, except for flooring arrangements with customers to repurchase goods Borrower or its

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

Subsidiaries sold to such customers, but not to exceed $5,000,000 in aggregate.

     SECTION 10.4. LIMITATIONS ON LIENS. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt (as defined in Section 10.2) of any person or entity, other than (a) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, including the mortgage or remortgage of 9320 Telstar Avenue, El Monte, California or (b) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition), or (c) mechanics' workmen's materialmen's landlord's, carrier's or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith, PROVIDED that the aggregate principal amount of the indebtedness secured by the liens or security interests referred to in clauses (a), (b), and (c) above shall not exceed $70,000,000 at any time outstanding.

     SECTION 10.5. LIMITATIONS ON LOANS, ADVANCES AND INVESTMENTS. Lend money or extend credit other than in the ordinary and normal course of its business as presently conducted and except for loans to its officers or employees not to exceed individually the sum of $2,000,000, or in the aggregate the sum of $5,000,000; invest other than in (a) direct obligations of the United States Government, (b) interest bearing certificates of deposit issued by any commercial banking institution with total assets of not less than One Hundred Fifty Million Dollars ($150,000,000) and organized under the laws of the United States or any State thereof, (c) prime commercial paper rated Prime 1 or higher by Moody's or A-1 or higher by Standard and Poors, and F-1 or higher by Fitch,
(d) securities acquired with Borrower contributions as required under the Marshall Industries Employees Savings and Retirement Plan, (e) common stock of competitors, suppliers or customers, not to exceed $250,000 in aggregate per fiscal year and (f) joint venture or investments in affiliates or other Persons involving the expenditure of cash or notes for all such transactions occurring in any Fiscal Year of less than 15% of Borrower's Consolidated Tangible Net Worth.

     SECTION 10.6. RESTRICTIONS ON MERGER, SALE OF ASSETS, ETC. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether now or owned or hereafter acquired)

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

to, or acquire all or substantially all of the assets of, any person or entity, or permit any of its Subsidiaries to do so if the aggregate purchase price (in cash and notes) for all such transactions occurring in any Fiscal Year is in excess of 15% of Borrower's Consolidated Tangible Net Worth; or liquidate dissolve, merge or consolidated or commence any proceeding therefor; sell any assets except in the ordinary and normal course of its business as now conducted, including the acquisition and sale of office and warehouse facilities for use in the business; or lease, assign or transfer any substantial part of its fixed assets or business, or any property or other assets, necessary for the continuances of its business, including without limitation, the selling of any property or other assets which includes the leasing back of such property or other assets, PROVIDED, HOWEVER, that any Subsidiary of Borrower may merge or consolidate with or into, or dispose of assets to, or acquire assets of, any other Subsidiary of Borrower and except that any Subsidiary of Borrower may merge into or dispose of assets to Borrower and Borrower may merge, or consolidate with (or into), and any Subsidiary of Borrower.

     SECTION 10.7. RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower (or permit any of its Subsidiaries to do so), or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Borrower or any of its Subsidiaries may (a) declare and make any dividend payment or other distribution payable solely in common stock of the Borrower or any of its Subsidiaries, (b) purchase, redeem or otherwise acquire shares of its common stock or warrants rights or options to acquire any such shares with the proceeds received from substantially concurrent issue or new shares of its common stock, (c) declare or pay cash dividends to its shareholders, and (d) purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash not to exceed in any Fiscal Year 10% of Borrower's Consolidated Tangible Net Worth; PROVIDED, that, immediately after giving effect to such proposed action, no Event of Default or Default would exist.

     SECTION 10.8. TRANSACTIONS WITH AFFILIATES. Directly or indirectly, (a) make any loan or advance to, or purchase, assume or guarantee any note or other obligation to or from, any of its officers, directors, or other Affiliates, or to or from any member of the immediate family of any of its officers, directors or other Affiliates, or subcontract any operations to any of its Affiliates, or
(b) enter into, or be a party to, any transaction with any of its Affiliates, except as permitted by Section 10.5 above or except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Lender and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate. Furthermore, it is understood that neither the Permitted SEI Transaction nor any purchase contracts entered into by the Borrower with Amistar, Inc. in the ordinary course of business shall constitute a transaction with an Affiliate for the purposes of this Section 10.8.

     SECTION 10.9. REGULATIONS G, T AND U. Use of proceeds of the Loan hereunder, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or in directly, any margin stock.

     SECTION 10.10. LEASE OBLIGATIONS. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease having a term of one year or more which would cause the direct or contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $6,000,000 payable in any period of twelve (12) consecutive calendar months excluding rentals for Borrower's electronic data processing equipment but including, without limitation, all other rentals capitalized under FASB 13.

     SECTION 10.11. ACCOUNTING CHANGES. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment and reporting practices, except as permitted by GAAP, or change the fiscal year of the Borrower or any of its Subsidiaries.

     SECTION 10.12.  COMPLIANCE WITH ERISA.

     (a) Permit the occurrence of any Termination Event which would result in a liability to the Borrower or any ERISA Affiliate in excess of $1,000,000;

     (b) Permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $1,000,000;

     (c) Permit any accumulated funding deficiency in excess of $1,000,000 (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived;

     (d) Fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $1,000,000;

     (e) Engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $1,000,000 is imposed;

     (f) Permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to the Borrower or any ERISA Affiliate; or

     (g) Fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

                                   ARTICLE XI

                              DEFAULT AND REMEDIES

     SECTION 11.1. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) DEFAULT IN PAYMENT OF LOANS. The Borrower shall default in any payment of principal of, or interest on, any Loan, Note, or Reimbursement Obligation, or the principal of, or interest on, any Acceptance, each when and as due (whether at maturity, by reason of acceleration or otherwise) and such default shall continue for ten (10) days after such due date.

     (b) OTHER PAYMENT DEFAULT. The Borrower shall default in the payment when and as due of any other Obligation and such default shall continue for five (5) days after written notice thereof has been given to the Borrower by the Lender at the address specified herein.

     (c) MISREPRESENTATION. Any representation or warranty made or deemed to be made by the Borrower under this Agreement, any Loan Document, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made.

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

     (d) DEFAULT IN PERFORMANCE OF CERTAIN COVENANTS. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 8.4, 8.5, 9.1, 9.3, 9.6, or Section 10.1 through and including
Section 10.7 of this Agreement.

     (e) DEFAULT IN PERFORMANCE OF OTHER COVENANTS AND CONDITIONS. The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) and such default shall continue for a period of ten (10) days after written notice thereof has been given to the Borrower by the Lender; PROVIDED, that if the Borrower shall diligently pursue the cure of such default during such ten (10) day period and such default would not, in the reasonable judgment of the Lender, have a material adverse effect on the business or financial condition of the Borrower, the Borrower shall have such longer period, not to exceed forty-five (45) days, as may be necessary to cure such default.

     (f) LOAN DOCUMENTS. Any event of default shall occur under any Loan Document other than this Agreement.

     (g) DEBT CROSS-DEFAULT. The Borrower shall (i) default in the payment of any Debt (other than the Notes) or Operating Leases the aggregate outstanding amount of which or aggregate obligations in respect of which is in excess of $2,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or Operating Leases were created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) or Operating Leases the aggregate outstanding amount of which or aggregate obligations in respect of which is in excess of $2,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or Operating Leases (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt or Operating Leases to become due prior to its stated maturity (any applicable grace period having expired).

     (h) OTHER CROSS-DEFAULTS. The Borrower shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract the breach of which could have a material adverse effect on the Borrower unless, but only as long as, the existence of any such default is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP.

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     (i)  CHANGE OF CONTROL.  (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of the contingency; or (ii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (iii) the existing directors of the Borrower for any reason, other than the death or incapacity of any such existing directors, cease to constitute a majority of the Borrower's board of directors. "Existing directors" means (x) individuals constituting the Borrower's board of directors on the Closing Date, and (y) any subsequent director whose election by the Borrower's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

     (j) VOLUNTARY BANKRUPTCY PROCEEDING. The Borrower shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due;
(vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (k) INVOLUNTARY BANKRUPTCY PROCEEDING. A case or other proceeding shall be commenced against the Borrower in any court of competent jurisdiction seeking
(i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60)

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consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (l) ERISA EVENTS. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto; or (ii) an accumulated funding deficiency in excess of $1,000,000, occurs or exists, whether or not waived, with respect to any Pension Plan; or
(iii) a Termination Event; or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from such Multiemployer Plans and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

     (m) JUDGMENT. A judgment or order for the payment of money which exceeds $1,000,000 in amount, or which when combined with any such other unsatisfied judgment or order for the payment of money exceeds $5,000,000, shall be entered against the Borrower by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

     (n) ATTACHMENT. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower which exceeds $1,000,000 in value, or which when combined with any such other unsatisfied warrant, writ or similar process exceeds $5,000,000 in value, and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) days.

     SECTION 11.2. REMEDIES. Upon the occurrence of an Event of Default, the Lender may by notice to the Borrower:

     (a) ACCELERATION; TERMINATION OF FACILITIES. Declare the principal of and interest on the Loans and the Note at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding.

     (b) LETTERS OF CREDIT. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in an interest-bearing cash collateral account opened by the Lender an amount equal to the aggregate then undrawn and unexpired amount of such

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Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligations shall have been satisfied in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

     (c) RIGHTS OF COLLECTION. Exercise on behalf of the Lender all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 11.3. RIGHTS AND REMEDIES CUMULATIVE; NON-WAIVER; ETC. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower and the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                   ARTICLE XII

                                  MISCELLANEOUS

     SECTION 12.1.  NOTICES.

     (a) METHOD OF COMMUNICATION. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Lender as understood by the Lender will be deemed to be the controlling and proper

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notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) ADDRESSES FOR NOTICES. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

          If to the Borrower: Marshall Industries
                              9320 Telstar Avenue
                              El Monte, California  91731
                              Attn:     Henry W. Chin,
                                        Chief Financial Officer
                              Telephone No.:  (818) 307-6232
                              Telecopy No.:   (818) 307-6257

          If to the Lender:   First Union National Bank
                                of North Carolina
                              One First Union Center
                              301 South College Street
                              Charlotte, North Carolina  28288
                              Attention:  Mr. John Reid
                              Telephone No.:  (704) 388-1385
                              Telecopy No.:   (704) 374-2802

     (c) LENDER'S OFFICE. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower, as the Lender's Office referred to herein, to which payments due are to be made.

     SECTION 12.2. EXPENSES. The Borrower will pay all out-of-pocket expenses of the Lender in connection with: (a) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including appraiser's fees, search fees, recording fees, taxes and the reasonable fees and disbursements of counsel for the Lender;
(b) the preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement or any of the Loan Documents including fees and disbursements of counsel for the Lender; and (c) upon an Event of Default, consulting with one or more Persons, including accountants and attorneys, concerning or related to the nature, scope or value of any right or remedy of the Lender hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons. In addition, the Borrower will pay all out-of-pocket expenses of the Lender in connection with prosecuting or defending any claim in any way arising out of, related to, connected with, or enforcing any provision of, this Agreement or any of the other Loan Documents, which expenses shall include the fees and disbursements of counsel and of experts and other consultants retained by the Lender.

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     SECTION 12.3.  STAMP AND OTHER TAXES.  The Borrower will pay any and all stamp, registration, recordation and similar taxes, fees or charges and shall indemnify the Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement and any of the other Loan Documents or the perfection of any rights thereunder.

     SECTION 12.4. SET-OFF. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lender, any Affiliates of the Lender and any participant of the Lender in accordance with Section 12.11 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Lender or any Affiliate of the Lender, or any participant to or for the credit or the account of the Borrower against and on account of the Obligations (applied to current Obligations first) irrespective of whether or not (a) the Lender shall have made any demand under this Agreement or any of the other Loan Documents, or (b) the Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

     SECTION 12.5. GOVERNING LAW. This Agreement, the Note and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 12.6. CONSENT TO JURISDICTION. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Lender in connection with this Agreement, the Note or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 12.1.

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Nothing in this Section 12.6 shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 12.7. WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     SECTION 12.8. REVERSAL OF PAYMENTS. To the extent the Borrower makes a payment or payments to the Lender or the Lender receives any payment for the Borrower's benefit, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

     SECTION 12.9. INJUNCTIVE RELIEF. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, the Borrower agrees that the Lender, at the Lender's option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     SECTION 12.10. ACCOUNTING MATTERS. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower to determine whether it is in compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Lender to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

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

     SECTION 12.11. ASSIGNMENT. The terms hereof shall be binding upon and inure to the benefit of the heirs, successors, assigns, and personal representatives of the parties hereto; PROVIDED, that the Borrower shall not assign this Agreement or any of its rights, interests, duties or obligations hereunder or any Loan proceeds or any other moneys to be advanced hereunder in whole or in part without the prior written consent of the Lender and that any such assignment (whether voluntary or by operation of law) without said consent shall be void. It is expressly recognized and agreed that the Lender may assign, or grant participation in, this Agreement, the Note and any other Loan Document, in whole or in part to any other person, firm or legal entity provided that all of the provisions hereof shall continue in full force and effect and, in the event of such assignment, the Lender shall thereafter be relieved of all liability hereunder and any Loan disbursements made by any assignee shall be deemed made in pursuance and not in modification hereof and shall be evidenced by the Note.

     SECTION 12.12. AMENDMENTS, WAIVERS AND CONSENTS. Any term, covenant, agreement or condition of this Agreement or of any other Loan Document may be amended or waived by the Lender, and any consent given by the Lender if, but only if, such amendment, waiver or consent is in writing signed by the Lender and, in the case of an amendment, by the Borrower.

     SECTION 12.13. PERFORMANCE OF BORROWER'S DUTIES. The Borrower's obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 12.14. INDEMNIFICATION. The Borrower agrees to reimburse the Lender for all reasonable costs and expenses, including counsel fees and disbursements, incurred, and to indemnify and hold the Lender harmless from and against all losses suffered by the Lender in connection with (a) the exercise by the Lender of any right (other than the rights described in Section 12.11 hereof) or remedy granted to them under this Agreement or any of the other Loan Documents, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and (c) the collection or enforcement of the Obligations or any of them; PROVIDED, that the Borrower shall not be obligated to reimburse the Lender for costs and expenses, or indemnify the Lender for any loss, resulting from the bad faith, gross negligence or willful misconduct of the Lender.

     SECTION 12.15. ALL POWERS COUPLED WITH INTEREST. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

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

     SECTION 12.16. SURVIVAL OF INDEMNITIES. Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

     SECTION 12.17. TITLES AND CAPTIONS. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 12.18. SEVERABILITY OF PROVISIONS. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 12.19. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 12.20. TERM OF AGREEMENT. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     SECTION 12.21. INCONSISTENCIES WITH OTHER DOCUMENTS. In the event there is a conflict or inconsistency between this Agreement, the Note and the other Loan Documents, the terms of this Agreement shall control.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

                              BORROWER:

[CORPORATE SEAL]              MARSHALL INDUSTRIES

Attest:

By: _______________________   By:______________________________
Name:  ____________________   Name:____________________________
Title:  _________ Secretary   Title:  __________ President


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

                              LENDER:

[CORPORATE SEAL]              FIRST UNION NATIONAL BANK
                                OF NORTH CAROLINA

Attest:

By:  ______________________   By:______________________________
Name:  ____________________   Name:____________________________
Title:  _________ Secretary   Title:  __________ Vice-President

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

                                LIST OF EXHIBITS


Exhibit A -    Form of Revolving Note

Exhibit B -    Form of Notice of Borrowing

Exhibit C -    Form of Notice of Conversion/Continuation

Exhibit D -    Form of Officer's Certificate

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

                                LIST OF SCHEDULES


Schedule 7.1(s)  -  List of Debt, Operating Leases and Guarantees

Schedule 7.1(u)  -  Litigation

Schedule 7.1(w)  -  Subsidiaries of the Borrower

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LIST OF EXHIBITS

Exhibit A           -    Form of Revolving Note

Exhibit B           -    Form of Notice of Borrowing

Exhibit C           -    Form of Notice of Conversion/Continuation

Exhibit D           -    Form of Officer's Certificate


LIST OF SCHEDULES

Schedule 7.1(s)     -    List of Debt, Operating Leases and Guarantees

Schedule 7.1(u)     -    Litigation

Schedule 7.1(w)     -    Subsidiaries of the Borrower

                                       71